Exhibit 10.1
Execution Copy

AMENDMENT NO. 3
TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

This Amendment No. 3 to Fourth Amended and Restated Credit Agreement dated as of June 14, 2016 (this “Agreement”) is among Stone Energy Corporation, a Delaware corporation (the “Borrower”), Stone Energy Offshore, L.L.C., a Delaware limited liability company (“Offshore”), SEO A LLC, a Delaware limited liability company (“SEO A”), SEO B LLC, a Delaware limited liability company (“SEO B” and, together with Offshore and SEO A, each a “Guarantor” and, collectively, the “Guarantors”), the financial institutions party to the Credit Agreement described below as Banks (the “Banks”), and Bank of America, N.A., as Agent for the Banks (the “Agent”) and as Issuing Bank (the “Issuing Bank”).
INTRODUCTION
(i)The Borrower, the Banks, the Issuing Bank, and the Agent have entered into the Fourth Amended and Restated Credit Agreement dated as of June 24, 2014, as amended by Amendment No. 1 dated as of May 1, 2015 and Amendment No. 2 dated as of February 3, 2016 (as further amended, restated, amended and restated or otherwise modified from time to time, the “Credit Agreement”).

(ii)The Borrower, the Guarantors, and the Agent have entered into that certain Third Amended and Restated Security Agreement dated as of June 24, 2014 (as amended, restated, amended and restated or otherwise modified from time to time, the “Security Agreement”).

(iii)The Borrower wishes to amend, and the Banks party hereto, representing all of the Banks, have agreed to amend, the Credit Agreement and the Security Agreement on the terms and subject to the conditions set forth below.

(iv)The Guarantors are parties to that certain Second Amended and Restated Guaranty dated as of June 24, 2014 (as amended, restated, amended and restated or otherwise modified, the “Guaranty”).

(v)Each Guarantor wishes to reaffirm its guarantee of the Obligations as amended by this Agreement.

THEREFORE, in fulfillment of the foregoing, the Borrower, each Guarantor, the Agent, the Issuing Bank, and the Banks hereby agree as follows:
Section 1.Definitions; References. Unless otherwise defined in this Agreement, each term used in this Agreement which is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement.

Section 2.Amendments to Credit Agreement. Upon the satisfaction of the conditions specified in Section 7 of this Agreement, and, unless otherwise specified, effective as of the date set forth above, the Credit Agreement is amended as follows:

(a)Section 1.1 of the Credit Agreement is hereby amended to add the following definitions in alphabetical order therein:

"Acceptable Cash Arrangement” means, with respect to any Liquid Assets, that such Liquid Assets are (x) at any time after the third Business Day and prior to the fifteenth Business Day following the Amendment No. 3 Effective Date (as such deadline may be extended by the Agent in its sole discretion), held in deposit accounts maintained at a Bank by the Borrower and (y) at all times thereafter, subject to an Acceptable Security Interest pursuant to a Control Agreement.

“Amendment No. 3 Covered Period” means the period beginning on the Amendment No. 3 Effective Date and ending on January 15, 2017.
“Amendment No. 3 Effective Date” means June 14, 2016.
“Appalachia DUC Capital Expenditures” means, with respect to any Person, Capital Expenditures in respect of drilled but uncompleted wells on any Appalachia Property.
“Appalachia Property” means any Oil and Gas Property of any Credit Party located in the State of West Virginia as of the Amendment No. 3 Effective Date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (including, for the avoidance of doubt, any portion of the purchase price of an acquisition or other Investment that represents such expenditures).
“Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Agent, among the applicable Credit Party, a banking institution holding such Credit Party's funds, and the Agent with respect to control of all deposits and balances held in a deposit account maintained by such Credit Party with such banking institution.
“Convertible Notes” means the unsecured convertible senior notes due March 1, 2017, issued by the Borrower pursuant to the Indenture dated as of March 6, 2012 among the Borrower, Offshore, and The Bank of New York Mellon Trust Company, N.A., as Trustee.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Liquid Assets” means all unrestricted cash and Liquid Investments (excluding, for the avoidance of doubt, Cash Collateral) held on the balance sheet of, or controlled by, the Borrower or any of its Subsidiaries.
“Permitted Second Lien Amount” means, at any time of determination, (a) the total amount of secured Indebtedness that may be incurred at such time under clause (1) of the second paragraph of Section 1111 of the Indenture referenced in the definition of “2012 Indenture Documents”, as such Indenture is in effect on the Amendment No. 3 Effective Date less (b) without duplication, the Borrowing Base at such time.
“Permitted Second Lien Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Convertible Notes and/or the Permitted Notes, in each case outstanding on the Amendment No. 3 Effective Date; provided, that (a) the aggregate principal amount of all outstanding Permitted Second Lien Indebtedness upon the incurrence of any Permitted Second Lien Indebtedness does not exceed the Permitted Second Lien Amount, (b) immediately after giving pro forma effect to the incurrence thereof, the Consolidated Funded Leverage Ratio is not greater than immediately prior thereto, (c) the final maturity date of such Permitted Second Lien Indebtedness is on or after the later of the 180th day following the Maturity Date, (d) no Permitted Second Lien Indebtedness shall have obligors that are not (or would not have been) obligated with respect to the Indebtedness so Refinanced than the Indebtedness being Refinanced (except that a Credit Party may be added as an additional obligor), (e) such Permitted Second Lien Indebtedness shall not be secured any assets or property that do not constitute Collateral, (f) any Lien securing such Permitted Second Lien Indebtedness shall be subordinated to all Liens securing the Obligations pursuant to a customary intercreditor agreement in form and substance reasonably satisfactory to the Agent and the Majority Banks and (g) such Permitted Second Lien Indebtedness shall not have covenants, events of default or other non-pricing provisions not otherwise covered in the preceding clauses (a) through (f) that are more restrictive (as determined in good faith by the Borrower) in any material respect than this Agreement (unless such more restrictive provisions are incorporated into this Agreement (which may be effectuated by a written notice from the Borrower and counter-signed by the Administrative Agent)).
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
(b)Section 1.1 of the Credit Agreement is hereby amended to restate the following definitions to read in their respective entirety as follows:

“Defaulting Bank” means, subject to Section 2.16(b), any Bank that (a) has failed to (i) fund all or any portion of its Advances or participations in respect of Letters of Credit within two Business Days of the date such Advances or participations were required to be funded hereunder unless such Bank notifies the Agent and the Borrower in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (ii) pay to the Agent, the Issuing Bank or any other Bank any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Bank’s obligation to fund an Advance hereunder and states that such position is based on such Bank’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank. Any determination by the Agent that a Bank is a Defaulting Bank under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Bank shall be deemed to be a Defaulting Bank (subject to Section 2.16(b)) as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to the Borrower, the Issuing Bank and each Bank promptly following such determination.
“EBITDA” means, with respect to the Borrower and its Restricted Subsidiaries and for any period of its determination, the Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period, plus, in each case to the extent deducted from Consolidated Net Income and without duplication:
(i) the consolidated interest expense of the Borrower and its Restricted Subsidiaries for such period;
(ii) depreciation, depletion, and amortization of the Borrower and its Restricted Subsidiaries for such period;
(iii) income taxes of the Borrower and its Restricted Subsidiaries for such period;
(iv) transaction costs incurred by the Borrower and its Restricted Subsidiaries (including, for the avoidance of doubt, transaction costs in connection with the negotiation, execution and delivery of the Credit Documents) during such period in connection with debt or equity issuances or acquisitions to the extent such debt, equity issuances or acquisitions are permitted under this Agreement;
(v) accretion of asset retirement obligations in accordance with FASB ASC 410, Accounting for Asset Retirement and Environmental Obligations;
(vi) non-cash losses or charges on Swap Contracts resulting from the requirements of FASB ASC 815;
(vii) losses from the disposition of assets;
(viii) extraordinary or non-recurring losses or charges;
(ix) other non-cash charges (excluding accruals made in the ordinary course of business);
(x) impairment of property, plant, equipment and other long-lived assets (including ceiling test write-downs on Oil and Gas Properties under GAAP or SEC guidelines);
(xi) exploration expense incurred by the Borrower and its Restricted Subsidiaries during such period; and
(xii) solely for any determination of EBITDA made during the Amendment No. 3 Covered Period, any nonrecurring contract settlement or termination fees related to the termination of rig and/or vessel contracts;
minus, in each case to the extent included in Consolidated Net Income, and without duplication:

(xiii) non-cash income or gains (excluding accruals made in the ordinary course of business);
(xiv) non-cash gains on any Swap Contracts resulting from the requirements of FASB ASC 815;
(xv) extraordinary or non-recurring gains;
(xvi) gains from the disposition of assets; and
(xvii) any income tax benefits.
For the purposes of calculating EBITDA, if any acquisition or disposition of assets permitted to be made under this Agreement (other than non-material acquisitions in the ordinary course of business or non-material dispositions in the ordinary course of business) occurs during such period of determination, EBITDA for such period shall be calculated on a pro forma basis to give effect to such acquisition or disposition as if each such acquisition or disposition had been consummated on the first day of such period.
“Eurodollar Rate” means
(a) for any Interest Period with respect to a Eurodollar Rate Advance, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and
(b) for any interest calculation with respect to a Base Rate Advance on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;
(c) if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement provided that to the extent a comparable or successor rate is approved by the Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Agent.
“Liquidity” means, as of any date of determination, the sum of (a) the unutilized portion of the Borrowing Base on such date, plus (b) the aggregate amount of Unrestricted Cash of the Borrower and its Restricted Subsidiaries that is subject to an Acceptable Cash Arrangement at such date, minus (c) the amount of any Borrowing Base Deficiency on such date.

“Liquidity Test” means, at any time of determination, with respect to any event or proposed event in connection with which such determination is being made, the Borrower is in compliance with Section 6.13(c) both before and after giving effect to such event.
(c)Section 2.2(a) of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:

The Borrowing Base has been set by the Banks and acknowledged by the Borrower as $360,000,000 as of the Amendment No. 3 Effective Date.
(d)Section 2.2(b) of the Credit Agreement is hereby amended to read in its entirety as follows:

(b)    From the date hereof through the Maturity Date and subject to the further provisions of this Section 2.2, the Borrowing Base shall be redetermined by the Required Banks each May 1 and November 1 in accordance with Section 2.2 on the basis of information, including the Oil and Gas Reserve Reports required to be delivered before each such date supplied by Borrower in compliance with the provisions of this Agreement, such additional data concerning pricing, quantities of production, purchasers of production, and other information and engineering and geological data with respect thereto as the Agent or any Bank may reasonably request, together with all other information then available to the Agent and the Banks; provided that the first such scheduled redetermination shall occur on November 1, 2014; and, provided further, that (x) no such scheduled redeterminations shall occur during the Amendment No. 3 Covered Period prior to January 15, 2017 and (y) in lieu of the scheduled redetermination that would otherwise occur on November 1, 2016, a redetermination shall occur on January 15, 2017. Notwithstanding the foregoing, the Required Banks may, in the exercise of their good faith discretion, require additional redeterminations of the Borrowing Base in accordance with Section 2.2(d) by providing written notice to the Borrower, but only two such requests may be made during any calendar year; provided that no such requests may be made during the Amendment No. 3 Covered Period.
(e)Section 2.2(e) of the Credit Agreement is hereby amended to read in its entirety as follows:

(e)    Upon any sale, lease, transfer, unwinding, termination, novation or other Disposition (including pursuant to a Farm-Out Agreement, participation or other agreement that would reduce the Borrower’s or such Restricted Subsidiary’s interest in any Property) (it being understood that for purposes of this paragraph (e)), the designation of a Restricted Subsidiary owning Oil and Gas Properties as an Unrestricted Subsidiary shall be deemed to constitute a Disposition by the Borrower of Oil and Gas Properties), whether directly or indirectly, and whether or not in the ordinary course of business, by the Borrower or any of its Restricted Subsidiaries of Borrowing Base Assets or equity interests in a Restricted Subsidiary owning Borrowing Base Assets that (individually or on a cumulative basis with all such Dispositions consummated since the determination of the most recently determined Borrowing Base) (x) have Oil and Gas Property Value allocated to such Borrowing Base Assets in the most recent Oil and Gas Reserve Report (the “Allocated Value”) in excess of 5% of the amount of such Borrowing Base, or (y) in the case of Swap Contracts, have Net Cash Proceeds in excess of 5% of the amount of such Borrowing Base, the Borrowing Base shall automatically be reduced by an amount equal to (1) with respect to Swap Contracts, 75% of the Net Cash Proceeds received by a Credit Party as a result of unwinding, terminating, or novating such Swap Contracts (after giving effect to any new Swap Contracts that are given value in the Borrowing Base and that were entered into prior to or in connection with such unwind, termination or novation) and (2) with respect to all Borrowing Base Assets other than Swap Contracts, the Allocated Value of such Borrowing Base Assets; provided that in the case of the Disposition of all or substantially all of the Appalachia Properties, arising from a single event or a related series of events (x) for the duration of the Amendment No. 3 Covered Period, the Borrowing Base shall automatically be reduced dollar-for-dollar by the first $100,000,000 of Net Cash Proceeds received by Borrower or any of its Restricted Subsidiaries therefrom, (y) for the duration of the Amendment No. 3 Covered Period, the Borrowing Base shall not otherwise be reduced as a result thereof and (z) for the avoidance of doubt, a repayment will be made pursuant to Section 2.4(b)(iii) with respect to any deficiency in the Borrowing Base resulting therefrom.
(f)Section 2.4(b)(i) of the Credit Agreement is hereby amended to delete the language “Except as provided in Section 2.4(b)(ii), (iii), (iv) and (v) below” in the lead-in, and replace it with the language “Except as provided in Section 2.4(b)(ii) through (vi) below”.

(g)Section 2.4(b) of the Credit Agreement is hereby further amended to add the following clause (vi) at the end of such Section:

(vi)    Excess Cash. If at any time after December 10, 2016, the aggregate amount of Liquid Assets exceeds $50,000,000, the Borrower shall, on the next Business Day, prepay the Advances, and then Cash Collateralize the Letter of Credit Exposure, without a corresponding reduction to the aggregate Commitments or the Borrowing Base, in an amount equal to the lesser of (A) such excess and (B) the amount required to reduce the outstanding balance of Advances to $0 and Cash Collateralize 103% of the Letter of Credit Exposure.
(h)Section 2.16(a)(iv) of the Credit Agreement is hereby amended to read in its entirety as follows:

(iv)    Reallocation of Pro Rata Shares to Reduce Fronting Exposure. All or any part of such Defaulting Bank’s participation in Letter of Credit Obligations shall be reallocated among the Non-Defaulting Banks in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Bank’s Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate outstanding Advances and Letter of Credit Exposure held by any Non-Defaulting Bank to exceed such Non-Defaulting Bank’s Commitment. Subject to Section 9.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Bank arising from that Bank having become a Defaulting Bank, including any claim of a Non-Defaulting Bank as a result of such Non-Defaulting Bank’s increased exposure following such reallocation.
(i)Section 3.2 of the Credit Agreement is hereby amended to add the following clause (c) after the existing clause (b):

(c)    At any time after December 10, 2016, immediately after giving effect to such requested Advance, the aggregate amount of Liquid Assets shall not exceed $25,000,000.
(j)Article IV of the Credit Agreement is hereby amended to add the following Section 4.21 to read in its entirety as follows:

Section 4.21. No EEA Financial Institution. None of the Credit Parties is an EEA Financial Institution.
(k)Section 5.6 of the Credit Agreement is hereby amended by

i.	amending clauses (a) and (b) thereof in their entirety to read as follows:
(a) Annual Financials. As soon as available and in any event not later than 90 days after the end of each fiscal year of the Borrower, (i) a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and consolidated statements of operations, cash flows, and stockholders’ equity of the Borrower and its Subsidiaries for such fiscal year, in each case certified by Ernst & Young LLP or other independent certified public accountants of national standing, and including any management letters delivered by such accountants to the Borrower in connection with such audit, (ii) the capital budget for the Borrower and its Subsidiaries established by the Board of Directors of the Borrower for the next fiscal year, in reasonable detail by geographical area and type of expenditure, and (iii) a Compliance Certificate executed by the Chief Financial Officer or Chief Accounting Officer of the Borrower; provided that if there are any Unrestricted Subsidiaries at the end of any fiscal year in respect of which the financial statements referred to in this Section 5.6(a) are delivered, then concurrently with such delivery, the Borrower shall also furnish to the Agent related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of such Unrestricted Subsidiaries from such consolidated financial statements;
(b) Quarterly Financials. As soon as available and in any event not later than 60 days after the end of each of the first three quarters of each fiscal year of the Borrower (or, if earlier, 5 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), (i) the unaudited consolidated balance sheet of Borrower and its Subsidiaries as of the end of such quarter and the consolidated statements of operations and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous year and ending with the end of such quarter, all in reasonable detail and duly certified with respect to such consolidated statements (subject to year-end audit adjustments) by the Chief Financial Officer or Chief Accounting Officer of the Borrower as having been prepared in accordance with GAAP (or in compliance with the regulations promulgated by the SEC), and (ii) a Compliance Certificate executed by the Chief Financial Officer or Chief Accounting Officer of the Borrower; provided that if there are any Unrestricted Subsidiaries at the end of any fiscal quarter in respect of which the financial statements referred to in this Section 5.6(b) are delivered, then concurrently with such delivery, the Borrower shall also furnish to the Agent related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of such Unrestricted Subsidiaries from such consolidated financial statements;

ii.	deleting the “and” at the end of clause (k) thereof,

iii.	replacing the “.” at the end of clause (l) thereof with “;” and

iv.	adding the following clauses (m) and (n) at the end thereof:
(m)    Liquidity. During the Amendment No. 3 Covered Period, on or prior to the second Business Day of any calendar week, a calculation of Liquidity as of the last Business Day of the preceding calendar week; and
(n)    Cash Flow Forecast. During the Amendment No. 3 Covered Period, a rolling 13-week cash flow forecast in form and detail reasonably satisfactory to the Agent, first delivered no later than June 24, 2016, for the 13-week period beginning June 27, 2016, and updated on a monthly basis thereafter.
(l)Section 5.14 of the Credit Agreement is hereby amended by adding the following clause (e) at the end of such Section:

(e)    Notwithstanding the foregoing clauses (a) through (d) of this Section 5.14, no Unrestricted Subsidiaries may be designated during the Amendment No. 3 Covered Period.
(m)Section 6.1 of the Credit Agreement is hereby amended by (x) deleting the “and” at the end of clause (p) thereof, (y) replacing the “.” at the end of clause (q) thereof with “; and” and (z) adding the following clause (r) at the end thereof:

(r)    Liens securing Permitted Second Lien Indebtedness.
(n)Section 6.2 of the Credit Agreement is hereby amended as follows:

i.	Clause (c) thereof is hereby amended to read in its entirety as follows:

(c)    Debt (including Capital Leases and purchase money obligations) incurred to finance (concurrently with or within 90 days after) the acquisition, construction or improvement of any fixed or capital assets and any Acquired Debt assumed in connection with Permitted Acquisitions in an aggregate amount under this clause (c) not to exceed (x) $10,000,000 at any time during the Amendment No. 3 Covered Period and (y) $50,000,000 at any other time.

ii.	The “.” at the end of clause (k) thereof is replaced with “;”; and

iii.	The following new clause (l) is added at the end thereof:

(l)    Permitted Second Lien Indebtedness.
(o)Section 6.3 of the Credit Agreement is hereby amended to read in its entirety as follows:

The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any agreement (other than a Credit Document, Permitted Notes Documents, agreements governing Permitted Second Lien Indebtedness and Swap Contracts), which (a) except with respect to specific Property encumbered to secure payment of Debt related to such Property, imposes restrictions upon the creation or assumption of any Lien upon its Properties, revenues or assets, whether now owned or hereafter acquired, in favor of the Agent and the Banks or (b) limits Restricted Payments by, or any advance by, any of the Borrower’s Restricted Subsidiaries to the Borrower; provided that (i) no Permitted Notes Document, agreement governing Permitted Second Lien Indebtedness or Swap Contract shall limit the creation or existence of any Lien securing the Obligations, or contain limitations on Restricted Payments made by any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary that are more restrictive than the limitations in Section 6.5 of this Agreement and (ii) no Swap Contract shall limit the creation or assumption of a Lien in favor of the Agent and the Banks except to the extent that such Lien would apply to cash margin posted to secure such Swap Contract.
(p)Section 6.5(a)(iii) of the Credit Agreement is hereby amended to read in its entirety as follows:

(iii) in addition to the foregoing Restricted Payments, the Borrower may declare and pay Restricted Payments, so long as the Specified Covenant Test is satisfied with respect to each such Restricted Payment, in an aggregate amount not to exceed the sum of $100,000,000 plus 20% of Consolidated Net Income for the period beginning on January 1, 2014 and ending on the last day of the most recently ended fiscal quarter for which financial statements have been provided pursuant to Section 5.6(a) or (b), measured at the time any such Restricted Payment is made; provided that no Restricted Payment may be declared or paid pursuant to this clause (iii) during the Amendment No. 3 Covered Period.

(q)Section 6.5(b)(i) of the Credit Agreement is hereby amended to read in its entirety as follows:

(i) (x) call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) the Permitted Notes, the Convertible Notes or any Permitted Second Lien Indebtedness, or repay at maturity the Convertible Notes; provided that the Borrower may optionally prepay such Debt or repay the Convertible Notes at maturity (A) with the Net Cash Proceeds of any Permitted Notes or Permitted Second Lien Indebtedness to the extent that the incurrence thereof is permitted under Section 6.2, (B) for avoidance of doubt, by converting or exchanging such Permitted Notes, Convertible Notes or Permitted Second Lien Indebtedness into Equity Interests of the Borrower or (C) if the Specified Covenant Test will be satisfied with respect to such Redemption or repayment of Convertible Notes at maturity or (y) during the Amendment No. 3 Covered Period, make any scheduled interest payment on the Permitted Notes, the Convertible Notes or any Permitted Second Lien Indebtedness, unless the Liquidity Test is satisfied both before and after giving effect to such payment;
(r)Section 6.6 of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:

Notwithstanding the foregoing, Investments may not be made pursuant to clause (e), (f) or (h) of this Section 6.6 during the Amendment No. 3 Covered Period in an aggregate amount exceeding $20,000,000 for all such clauses.
(s)Section 6.13 of the Credit Agreement is hereby amended to read in its entirety as follows:

(a)     Consolidated Funded Leverage Ratio: The Borrower will not permit the Consolidated Funded Leverage Ratio as of the last day of a Test Period to exceed the corresponding maximum Consolidated Funded Leverage Ratio set forth below next to such Test Period:

Test Period	Maximum Consolidated Funded Leverage Ratio
Test Period ending June 30, 2016	5.25 to 1.00
Test Period ending September 30, 2016	6.50 to 1.00
Test Period ending December 31, 2016	9.50 to 1.00
Test Periods ending thereafter	3.75 to 1.00

(b)    Interest Coverage Ratio: The Borrower shall not permit the ratio, as of the last day of any fiscal quarter of the Borrower (commencing with the fiscal quarter ended June 30, 2014), of (a) EBITDA for the most recent Test Period to (b) Net Interest Expense for the most recent Test Period, to be less than 2.50 to 1.00.
(c)     Liquidity: At all times during the Amendment No. 3 Covered Period, the Borrower shall not permit Liquidity to be less than $125,000,000; provided, however, that the liquidity threshold of $125,000,000 in this Section 6.13(c) shall be reduced on a dollar-for-dollar basis in an aggregate amount not to exceed $25,000,000 on account of Appalachia DUC Capital Expenditures.
(d)    Capital Expenditures: Borrower and its Restricted Subsidiaries shall not make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower and its Restricted Subsidiaries during each period set forth below, the amount set forth opposite such period:
June 1, 2016 to June 30, 2016        $20,000,000
June 1, 2016 through September 30, 2016    $40,000,000
June 1, 2016 through December 31, 2016    $60,000,000
provided that the Borrower and its Restricted Subsidiaries may make additional Capital Expenditures (i) during such period to the extent funded with (x) proceeds of Dispositions of assets and Property Proceeds to the extent in excess of amounts due with respect to repayments of Advances pursuant to Section 2.4(b) as a result of such Dispositions and Property Proceeds (provided that any Capital Expenditures funded by Property Proceeds shall relate solely to the repair or replacement of property from which such Property Proceeds are derived) and (y) proceeds of issuances of Equity Interests of the Borrower and (ii) during the Amendment No. 3 Covered Period, for Appalachia DUC Capital Expenditures in an amount not to exceed $25,000,000 in the aggregate.
(t)Article VI of the Credit Agreement is hereby amended to add the following Section 6.17 to read in its entirety as follows:
Section 6.17. Acceptable Cash Arrangements At all times, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, deposit or maintain funds in excess of $500,000 in a manner that is not subject to Acceptable Cash Arrangements other than deposit accounts used solely (a) to pay payroll, employee wage and benefit payments, payroll taxes or other taxes, (b) for escrow or trust purposes, (c) for royalty suspense amounts or other third party funds or (d) as a zero balance account.
(u)Each reference to “80%” in each of the following Sections of the Credit Agreement shall be replaced with a reference to “86%”: Section 5.6(c)(iii), Section 5.9, Section 5.12(a), Section 5.13(a), Section 5.13(b), and Section 5.13(c).

(v)Each reference to “80%” in each of the following Sections of the Credit Agreement shall be replaced with a reference to “86%”: Section 2.4(b)(i)(B) and Section 6.4(b)(vi).

(w)Section 8.10(b) of the Credit Agreement is hereby amended to read in its entirety as follows:
[Reserved.]
(x)Section 9.4 of the Credit Agreement is hereby amended to read in its entirety as follows:

Costs and Expenses. The Borrower agrees to pay on demand (a) all reasonable out-of-pocket costs and expenses of the Agent in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery, administration, modification, and amendment of this Agreement, the Notes, the Guaranties, the Security Documents, and the other Credit Documents including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect to advising the Agent as to its rights and responsibilities under this Agreement, and (b) all out-of-pocket costs and expenses, if any, of the Agent, the Issuing Bank, and each Bank (including, without limitation, reasonable counsel and financial advisor fees and expenses of the Agent, the Issuing Bank, and each Bank) in connection with the enforcement or protection (whether through monitoring, negotiations, legal proceedings, or otherwise) of their rights in connection with this Agreement, the Notes, the Guaranties, the Security Documents and the other Credit Documents. The agreements in this Section 9.4 shall survive the resignation of the Agent, the replacement of any Bank, the termination of the Commitments, and the repayment, satisfaction or discharge of all the other Obligations.
(y)Article IX of the Credit Agreement is hereby amended to add the following Section 9.20 to read in its entirety as follows:
Section 9.20. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Bank that is an EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Bank that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 3.Amendments to Security Agreement. Upon the satisfaction of the conditions specified in Section 7 of this Agreement, and, unless otherwise specified, effective as of the date set forth above, the Security Agreement is amended as follows

(a)The last sentence of Section 2.1 of the Security Agreement is hereby amended in its entirety to read as follows:

With respect to the Collateral, subject to the Credit Agreement, no control agreements or control arrangements will be required with respect to any Deposit Accounts (other than (i) cash collateral required pursuant to the Credit Documents and (ii) the delivery or control of Pledged Securities to the Agent to the extent required by this Agreement).
(b)Section 4.2(a) of the Security Agreement is hereby amended to delete the language “Subject to Section 5, such”, and replace it with “Such”.

(c)Section 4.2(c) of the Security Agreement is hereby amended to delete the language “Subject in each case to Section 5, each”, and replace it with “Each”.

(d)Section 5 of the Security Agreement is hereby amended to read in its entirety as follows:

[Reserved.]
Section 4.Reaffirmation of Liens.

(a)Each of the Borrower and each Guarantor (i) is party to certain Security Documents securing and supporting the Borrower's and Guarantors’ obligations under the Credit Documents, (ii) represents and warrants that it has no defenses to the enforcement of the Security Documents and that according to their terms the Security Documents will continue in full force and effect to secure the Borrower's and Guarantors’ obligations under the Credit Documents, as the same may be amended, supplemented, or otherwise modified, and (iii) acknowledges, represents, and warrants that the liens and security interests created by the Security Documents are valid and subsisting and create an Acceptable Security Interest in the Collateral to secure the Borrower's and Guarantors’ obligations under the Credit Documents, as the same may be amended, supplemented, or otherwise modified.

(b)The delivery of this Agreement does not indicate or establish a requirement that any Guaranty or Security Document requires the Borrower's or any Guarantors’ approval of amendments to the Credit Agreement.
Section 5.Representations and Warranties. Each of the Borrower and each Guarantor represents and warrants to the Agent and the Banks that:

(a)the representations and warranties set forth in the Credit Agreement and in the other Credit Documents are true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that such materiality qualifier shall not apply if such representation or warranty is already subject to a materiality qualifier in the Credit Agreement or such other Credit Document;

(b)(i) the execution, delivery, and performance of this Agreement are within the corporate or limited liability company power, as appropriate, and authority of the Borrower and each Guarantor and have been duly authorized by appropriate proceedings and (ii) this Agreement constitutes a legal, valid, and binding obligation of the Borrower and each Guarantor, enforceable against the Borrower and each Guarantor in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and general principles of equity; and

(c)as of the effectiveness of this Agreement and after giving effect thereto, no Default or Event of Default has occurred and is continuing.

Section 6.Reaffirmation of Guaranty. Each Guarantor hereby ratifies, confirms, and acknowledges that its obligations under the Guaranty are in full force and effect and that such Guarantor continues to unconditionally and irrevocably guarantee the full and punctual payment, when due, whether at stated maturity or earlier by acceleration or otherwise, of all of the Obligations (subject to the terms of the Guaranty), as such Obligations may have been amended by this Agreement. Each Guarantor hereby acknowledges that its execution and delivery of this Agreement do not indicate or establish an approval or consent requirement by any Guarantor under the Guaranty in connection with the execution and delivery of amendments, modifications or waivers to the Credit Agreement, the Notes or any of the other Credit Documents.

Section 7.Effectiveness. This Agreement shall become effective as of the Amendment No. 3 Effective Date, and the Credit Agreement shall be amended as provided herein, upon the occurrence of all of the following:

(a)each Bank, the Borrower and the Guarantors shall have duly and validly executed and delivered originals of this Agreement to the Agent;

(b)on or prior to June 14, 2016, the Borrower shall have repaid Advances such that the sum of (x) the principal amount of all outstanding Advances and (y) the Letter of Credit Exposure does not exceed $360,000,000;

(c)on or prior to June 16, 2016, the Borrower shall have transferred all Liquid Assets (excluding funds not subject to Acceptable Cash Arrangements pursuant to Section 2(t) of this Agreement) to a deposit account maintained at a Bank;

(d)on or prior to the date hereof, the Borrower shall have delivered its Compliance Certificate with respect to the quarter ended March 31, 2016;
(e)the representations and warranties in this Agreement being true and correct in all material respects before and after giving effect to this Agreement;

(f)the Borrower's having paid all costs, expenses, and fees which have been invoiced and are payable pursuant to Section 9.4 of the Credit Agreement or any other written agreement; and

(g)the Borrower's having paid an amendment fee to the Agent for the benefit of each Bank approving this Agreement on or prior to the date hereof, in an amount equal to 0.25%

of such Bank's Pro Rata Percentage of the Borrowing Base immediately after giving effect to this Agreement.

Section 8.RELEASE. EACH CREDIT PARTY (ON BEHALF OF ITSELF AND ITS AFFILIATES) AND ITS SUCCESSORS-IN-TITLE, LEGAL REPRESENTATIVES AND ASSIGNEES AND, TO THE EXTENT THE SAME IS CLAIMED BY RIGHT OF, THROUGH OR UNDER ANY CREDIT PARTY, FOR ITS PAST, PRESENT AND FUTURE EMPLOYEES, AGENTS, REPRESENTATIVES, OFFICERS, DIRECTORS, SHAREHOLDERS, AND TRUSTEES (EACH, A “RELEASING PARTY” AND COLLECTIVELY, THE “RELEASING PARTIES”), DOES HEREBY REMISE, RELEASE AND DISCHARGE, AND SHALL BE DEEMED TO HAVE FOREVER REMISED, RELEASED AND DISCHARGED, THE AGENT AND EACH OF THE OTHER SECURED PARTIES, AND THE AGENT’S AND EACH OTHER SECURED PARTY’S RESPECTIVE SUCCESSORS-IN-TITLE, LEGAL REPRESENTATIVES AND ASSIGNEES, PAST, PRESENT AND FUTURE OFFICERS, DIRECTORS, AFFILIATES, SHAREHOLDERS, TRUSTEES, AGENTS, EMPLOYEES, CONSULTANTS, EXPERTS, ADVISORS, ATTORNEYS AND OTHER PROFESSIONALS AND ALL OTHER PERSONS AND ENTITIES TO WHOM ANY OF THE FOREGOING WOULD BE LIABLE IF SUCH PERSONS OR ENTITIES WERE FOUND TO BE LIABLE TO ANY RELEASING PARTY, OR ANY OF THEM (COLLECTIVELY HEREINAFTER THE “RELEASED PARTIES”), FROM ANY AND ALL MANNER OF ACTION AND ACTIONS, CAUSE AND CAUSES OF ACTION, CLAIMS, CHARGES, DEMANDS, COUNTERCLAIMS, SUITS, DEBTS, DUES, SUMS OF MONEY, ACCOUNTS, RECKONINGS, BONDS, BILLS, SPECIALTIES, COVENANTS, CONTRACTS, CONTROVERSIES, DAMAGES, JUDGMENTS, EXPENSES, EXECUTIONS, LIENS, CLAIMS OF LIENS, CLAIMS OF COSTS, PENALTIES, ATTORNEYS’ FEES, OR ANY OTHER COMPENSATION, RECOVERY OR RELIEF ON ACCOUNT OF ANY LIABILITY, OBLIGATION, DEMAND OR CAUSE OF ACTION OF WHATEVER NATURE, WHETHER IN LAW, EQUITY OR OTHERWISE (INCLUDING, WITHOUT LIMITATION, ANY SO CALLED “LENDER LIABILITY” CLAIMS, INTEREST OR OTHER CARRYING COSTS, PENALTIES, LEGAL, ACCOUNTING AND OTHER PROFESSIONAL FEES AND EXPENSES AND INCIDENTAL, CONSEQUENTIAL AND PUNITIVE DAMAGES PAYABLE TO THIRD PARTIES, OR ANY CLAIMS ARISING UNDER 11 U.S.C. §§ 541-550 OR ANY CLAIMS FOR AVOIDANCE OR RECOVERY UNDER ANY OTHER FEDERAL, STATE OR FOREIGN LAW EQUIVALENT), WHETHER KNOWN OR UNKNOWN, FIXED OR CONTINGENT, JOINT AND/OR SEVERAL, SECURED OR UNSECURED, DUE OR NOT DUE, PRIMARY OR SECONDARY, LIQUIDATED OR UNLIQUIDATED, CONTRACTUAL OR TORTIOUS, DIRECT, INDIRECT, OR DERIVATIVE, ASSERTED OR UNASSERTED, FORESEEN OR UNFORESEEN, SUSPECTED OR UNSUSPECTED, NOW EXISTING, HERETOFORE EXISTING OR WHICH MAY HERETOFORE ACCRUE AGAINST ANY OF THE RELEASED PARTIES SOLELY IN THEIR CAPACITIES AS SUCH UNDER THE CREDIT DOCUMENTS, WHETHER HELD IN A PERSONAL OR REPRESENTATIVE CAPACITY, AND WHICH ARE BASED ON ANY ACT, FACT, EVENT OR OMISSION OR OTHER MATTER, CAUSE OR THING OCCURRING AT OR FROM ANY TIME PRIOR TO AND INCLUDING THE DATE HEREOF IN ANY WAY, DIRECTLY OR INDIRECTLY ARISING OUT OF, CONNECTED WITH OR RELATING TO THE CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT (OTHER THAN ANY CONTRACTUAL PAYMENTS DUE, OR WHICH MAY BECOME DUE, TO THE BORROWER UNDER ANY SPECIFIED SWAP CONTRACT, BUT SUBJECT TO ANY RIGHT OF SETOFF OR RECOUPMENT WITH RESPECT THERETO) AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND ALL OTHER AGREEMENTS, CERTIFICATES, INSTRUMENTS AND OTHER DOCUMENTS AND STATEMENTS (WHETHER WRITTEN OR ORAL) RELATED TO ANY OF THE FOREGOING (EACH, A “RELEASED CLAIM” AND COLLECTIVELY, THE “RELEASED CLAIMS”). EACH RELEASING PARTY FURTHER STIPULATES AND AGREES WITH RESPECT TO ALL RELEASED CLAIMS, THAT IT HEREBY WAIVES ANY AND ALL PROVISIONS, RIGHTS, AND BENEFITS CONFERRED BY ANY STATE OR FEDERAL LAW OF THE UNITED STATES, OR ANY PRINCIPLE OF COMMON LAW, WHICH PROVIDES: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM

OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Section 9.Effect on Credit Documents. Except as amended herein, the Credit Agreement and the Credit Documents remain in full force and effect as originally executed, and nothing herein shall act as a waiver of any of the Agent's or Banks' rights under the Credit Documents, as amended. This Agreement is a Credit Document for the purposes of the provisions of the other Credit Documents. Without limiting the foregoing, any breach of representations, warranties, and covenants under this Agreement may be a Default or Event of Default under other Credit Documents.

Section 10.Choice of Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

Section 11.Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original.

[The remainder of this page has been left blank intentionally.]

THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THE CREDIT AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
EXECUTED as of the date first set forth above.

BORROWER:

STONE ENERGY CORPORATION

By:	/s/ David H. Welch
Name:	David H. Welch
Title:	President and Chief Executive Officer

By:	/s/ Kenneth H. Beer
Name:	Kenneth H. Beer
Title:	Executive Vice President and Chief Financial Officer

GUARANTORS:

STONE ENERGY OFFSHORE, L.L.C.

By:	/s/ David H. Welch
Name:	David H. Welch
Title:	President and Chief Executive Officer

By:	/s/ Kenneth H. Beer
Name:	Kenneth H. Beer
Title:	Executive Vice President and Chief Financial Officer

SEO A LLC
Through its sole member,
STONE ENERGY CORPORATION

By:	/s/ Kenneth H. Beer
Name:	Kenneth H. Beer
Title:	Executive Vice President and Chief Financial Officer

SEO B LLC
Through its sole member,
STONE ENERGY CORPORATION

By:	/s/ Kenneth H. Beer
Name:	Kenneth H. Beer
Title:	Executive Vice President and Chief Financial Officer

AGENT AND ISSUING BANK:

BANK OF AMERICA, N.A., as Agent and Issuing Bank

By:	/s/ C. Mark Hedrick
Name:	C. Mark Hedrick
Title:	Managing Director

BANKS:

BANK OF AMERICA, N.A.

By:	/s/ C. Mark Hedrick
Name:	C. Mark Hedrick
Title:	Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Patrick Greene
Name:	Patrick Greene
Title:	Assistant Vice President

NATIXIS, NEW YORK BRANCH

By:	/s/ Mark A. Harrington
Name:	Mark A. Harrington
Title:	Managing Director

By:	/s/ Jovica Ivetic
Name:	Jovica Ivetic
Title:	Director

THE BANK OF NOVA SCOTIA

By:	/s/ Marc Graham
Name:	Marc Graham
Title:	Director

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Mark Brewster
Name:	Mark Brewster
Title:	Vice President

TORONTO DOMINION (NEW YORK) LLC

By:	/s/ Savo Bozic
Name:	Savo Bozic
Title:	Authorized Signatory

BARCLAYS BANK PLC

By:	/s/ Christopher Aitkin
Name:	Christopher Aitkin
Title:	Assistant Vice President

REGIONS BANK

By:	/s/ Margaret Renou
Name:	Margaret Renou
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Timothy M. Hill
Name:	Timothy M. Hill
Title:	Vice President

WHITNEY BANK

By:	/s/ William Jochetz
Name:	William Jochetz
Title:	Vice President

IBERIABANK

By:	/s/ Tyler S. Thoem
Name:	Tyler S. Thoem
Title:	Senior Vice President

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Hiroyuki Maeda
Name:	Hiroyuki Maeda
Title:	Deputy General Manager
Finance Strategy Dept Americas Division